Exhibit 99.9

FOR IMMEDIATE RELEASE		April 29, 2008
Media Contact:	Alan Bunnell, (602) 250-3376	Page 1 of 2
Analyst Contacts:	Rebecca Hickman, (602) 250-5668
Lisa Malagon, (602) 250-5671
Web site:	www.pinnaclewest.com
PINNACLE WEST REPORTS 2008 FIRST QUARTER LOSS
Costs to Serve Arizona’s Growth Continue to Rise
PHOENIX — Pinnacle West Capital Corporation (NYSE: PNW) today reported a consolidated net loss for the quarter ended March 31, 2008, of $4.5 million, or $0.04 per diluted share of common stock. This result compares with net income of $16.5 million, or $0.16 per share, for the first quarter of 2007.
Rising costs incurred by Arizona Public Service Co. (APS) to maintain and expand its electric system to sustain Arizona’s growth, and decreased earnings from Pinnacle West’s real estate operations, drove the lower results.
APS reported a net loss of $6.4 million for the 2008 first quarter, compared with net income of $4.3 million in the 2007 first quarter. APS’ increased operating costs in 2008 were related to a greater number of planned power plant overhauls and system maintenance, as well as higher customer service costs. Increased depreciation and interest costs related to growth also dampened the quarterly results. Higher retail sales, primarily due to customer growth, partially offset the increased costs.
SunCor Development Co. reported a net loss of $0.9 million for the current-year first quarter, compared with earnings of $9.3 million for the same period a year ago. SunCor’s results reflect the distressed national real estate market.
“Arizona continues to grow even with a slower economy. To support current growth levels, we must continue building more electricity infrastructure at a time when basic building materials (such as steel, copper, aluminum and concrete) for providing electricity are at record-high prices,” said Chairman Bill Post. “As a result, our costs for constructing needed facilities and maintaining APS’ existing electric service continue to increase.”
In a continuing effort to mitigate the rising costs, Post said the Company’s focus on cost-management remains a top priority. As previously reported, the Company has streamlined its organizational structure to better serve APS’ customers and is eliminating about 300 positions. These moves — and other operating cost reductions — are expected to decrease APS’ operating costs by $14 million annually.

PINNACLE WEST REPORTS FIRST QUARTER RESULTS	April 29, 2008

For more information on Pinnacle West’s operating statistics and earnings, please visit www.pinnaclewest.com/financials.
Conference Call
Pinnacle West invites interested parties to listen to the live web cast of management’s conference call to discuss the Company’s 2008 first quarter earnings and recent developments at 1:30 p.m. (ET), today, Tuesday, April 29, 2008. The web cast can be accessed at www.pinnaclewest.com/presentations and will be available for replay on the web site for 30 days. To access the live conference call by telephone, dial (877) 356-3961 and enter Conference ID number 41125109. A replay of the call also will be available until 11:55 p.m. (ET), Tuesday, May 6, 2008, by calling (800) 642-1687 in the U.S. and Canada or (706) 645-9291 internationally and entering the same Conference ID number as above.
Based in Phoenix, Pinnacle West has consolidated assets of about $11 billion. Through its subsidiaries, the Company generates, sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States. It also develops residential, commercial and industrial real estate projects.

This press release contains a forward-looking statement regarding expected decreases in annual operating costs resulting from the elimination of about 300 positions. The Company assumes no obligation to update this statement or to make any further statement on this issue, except as required by applicable law. Because actual results may differ materially from our expectations, the Company cautions readers not to place undue reliance on this statement. A number of factors could cause future results to differ materially from the results we currently expect. These factors include our ability to eliminate positions while maintaining required reliability and customer service levels and unexpected developments that would require us not to eliminate all or a portion of these positions or to reinstate all of a portion of these or other positions.

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
( in thousands, except per share amounts)

	THREE MONTHS ENDED
	MARCH 31,
	2008	2007
Operating Revenues
Regulated electricity segment	$622,801	$536,051
Real estate segment	47,742	77,132
Marketing and trading	57,458	72,471
Other revenues	8,737	9,363

Total	736,738	695,017

Operating Expenses
Regulated electricity segment fuel and purchased power	269,378	203,353
Real estate segment operations	48,219	61,336
Marketing and trading fuel and purchased power	51,522	57,944
Operations and maintenance	194,124	171,578
Depreciation and amortization	95,607	89,378
Taxes other than income taxes	33,152	34,719
Other expenses	5,938	8,488

Total	697,940	626,796

Operating Income	38,798	68,221

Other
Allowance for equity funds used during construction	6,124	4,444
Other income	3,848	4,512
Other expense	(4,908)	(6,353)

Total	5,064	2,603

Interest Expense
Interest charges	54,766	50,126
Capitalized interest	(5,679)	(4,807)

Total	49,087	45,319

Income (Loss) From Continuing Operations Before Income Taxes	(5,225)	25,505

Income Taxes	(557)	9,041

Income (Loss) From Continuing Operations	(4,668)	16,464

Income From Discontinued Operations Net of Income Taxes	195	66

Net Income (Loss)	$(4,473)	$16,530

Weighted-Average Common Shares Outstanding — Basic	100,521	100,045

Weighted-Average Common Shares Outstanding — Diluted	100,521	100,622

Earnings Per Weighted-Average Common Share Outstanding
Income (loss) from continuing operations — basic	$(0.05)	$0.16
Net income (loss) — basic	$(0.04)	$0.17
Income (loss) from continuing operations — diluted	$(0.05)	$0.16
Net income (loss) — diluted	$(0.04)	$0.16